EXHIBIT 12.1

AMC ENTERTAINMENT INC. AND SUBSIDIARIES
RATIO OF EARNINGS TO FIXED CHARGES
(Dollars in thousands)

	Pro Forma 52 Weeks Ended March 29, 2007	Actual 52 Weeks Ended March 29, 2007	Actual 52 Weeks Ended March 30, 2006	Actual From Inception July 16, 2004 through March 31, 2005	Actual April 2, 2004 through December 23, 2004	Actual Year 52 Weeks Ended April 1, 2004	Actual Year 53 Weeks Ended April 3, 2003
		(Successor)	(Successor)	(Successor)	(Predecessor)	(Predecessor)	(Predecessor)
EARNINGS
Earnings (loss) before income taxes from continuing operations	$(63,190)	$173,931	$(96,185)	$(41,510)	$(17,568)	$8,183	$(7,627)
Add: Fixed charges (below)	304,191	360,053	232,406	68,245	147,935	174,426	173,623
Depreciation on capitalized interest	2,395	2,395	1,190	360	1,046	1,422	1,239
Less: Interest capitalized (below)	(4,760)	(4,760)	(2,239)	(203)	(658)	(2,658)	(4,095)
Undistributed (income) loss—Joint Ventures	7,153	2,556	7,801	(164)	—	—	(44)
Earnings for ratio	245,789	534,175	142,973	26,728	130,755	181,373	163,096

FIXED CHARGES:
Interest on borrowings	146,157	200,853	116,140	39,668	66,851	66,963	65,585
Interest on capital and financing lease obligations	5,799	5,799	4,068	1,449	5,848	8,698	11,295
Interest capitalized	4,760	4,760	2,239	203	658	2,658	4,095
Estimated interest portion of rental expense(1)	147,475	148,641	109,959	26,925	74,578	96,107	92,648
Fixed Charges	304,191	360,053	232,406	68,245	147,935	174,426	173,623
FIXED CHARGES IN EXCESS OF EARNINGS	$58,402	$—	$89,433	$41,517	$17,180	$—	$10,527
RATIO OF EARNINGS TO FIXED CHARGES	—	1.5	—	—	—	1.0	—

The ratio of earnings to fixed charges represents the number of times fixed charges are covered by earnings. For purposes of computing this ratio, earnings consist of earnings (loss) from continuing operations before income taxes, plus fixed charges (excluding capitalized interest), amortization of capitalized interest, and undistributed equity in losses of joint ventures. Fixed charges consist of interest expense, interest capitalized and one-third of rent expense on operating leases, estimated by the Company to be representative of the interest factor attributable to such rent expense.

(1)           Used one-third of rent expense on operating leases.